Exhibit 5.1
Securities as Compensation

	Class	Share Issuance Dates	No. of Shares
2007
	Consultants	Oct 07, Nov 07 and Dec 07	1,555,000

2008
	Consultants, Employees and Board of Directors	Jan 08, Feb 08, April 08, May 08, July 08, Aug 08, Sept 08, Oct 08, Nov 08 and Dec 08	45,338,500

2009
	Consultants, Employees and Board of Directors	Jan 09, February 17, 2009, March 10, 2009, April 1, 2009, April 7, 2009, April 23, 2009, April 24, 2009, April 30, 2009, May 8, 2009, June 23, 2009, July 15, 2009, July 22, 2009, July 23, 2009, July 28, 2009, July 30, 2009, August 19, 2009, September 11, 2009, October 19, 2009, November 24, 2009 and December 23, 2009	149,051,667